Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement No. 333-197546 of Kilroy Realty Corporation of our reports dated February 13, 2014, relating to the consolidated financial statements and financial statement schedules of Kilroy Realty, L.P. and the effectiveness of Kilroy Realty, L.P.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Kilroy Realty, L.P. for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the proxy statement-prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

August 12, 2014